EXHIBIT 10.2




                              CONSULTING AGREEMENT


This Consulting Agreement ("Consulting Agreement" or "Agreement") is entered into on June 16, 2003 between AMERICAN UNITED GLOBAL, INC., a Delaware corporation (the "Company"), and Doctors Choice, Inc., a Delaware corporation (the "Consultant").

WHEREAS, the Company desires to obtain the benefit of the Consultant's knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. EFFECTIVE DATE AND CONSULTING TERM: This Agreement shall be effective on the date first written above (the "Effective Date"). The Consultant shall commence rendering his consulting services hereunder on June 1, 2003 and shall continue to render such services for a two (2) year term expiring on May 31, 2005 (the "Term"), unless the Term shall be earlier terminated in accordance with Section 7 or 8 below. Each twelve month period during the Term that commences on May 1st and ends on April 30th of the following year shall be referred to herein as a "Year".

2. POSITION AND DUTIES: During the Term, the Consultant shall, at the request of the Company's Chairman of the Board, Chief Executive Officer or Board of Directors, render consulting services to NEW YORK MEDICAL, INC., a New York corporation ("NYMI") and an indirect subsidiary of the Company, relating to strategic planning, product development and general business matters.

3. LOCATION: The Consultant's consulting services shall be rendered at the principal executive offices of NYMI or at any other mutually agreeable location. NYMI shall provide the Consultant with office space, secretarial or other support services in connection with his rendering of consulting services hereunder.

4. COMPENSATION: The Consultant shall be compensated by the Company as follows:

          a. Consulting Fees: During the Term, the Consultant will be paid the sum of Two Hundred and Forty Thousand Hundred Thousand ($240,000) Dollars as a consulting fee, payable in monthly installments at the rate of $10,000 each (the "Base Fee. In addition to the Base Fee, the Consultant shall be entitled to receive a success fee (the "Bonus Fee") equal to 3% of any increase in annual net sales of NYMI for each Year during the Term in excess of Twenty Million ($20,000,000) Dollars (the "Sales Base"), to the extent that such increase in annual net sales of NYMI over the Sales Base shall be directly or indirectly attributable to the efforts of Consultant and/or its principal, Kenneth Orr ("Orr"). Notwithstanding the foregoing, the Bonus Fee payable for any Year during the Term of this Consulting
     Agreement shall be capped at $150,000, irrespective of such annual net sales in excess of the Sales Base attributable to the efforts of Kenneth Orr in such Year. During the Term, the Consultant's Base Fee shall be payable monthly in equal installments of $10,000 each. Any Bonus Fee shall be payable by the Company, not later than 30 days after the end of each Year during the Term of this Consulting Agreement.

          b. Expenses: During the Term, the Company shall reimburse the Consultant for all business expenses reasonably incurred by the Consultant in the performance of its consulting services hereunder as requested by the Company's Chairman of the Board, Chief Executive Officer or Board of Directors, upon submission to the Company of appropriate documentation in respect of such expenses and approval by the Chief Executive Officer, which shall not be unreasonably withheld.

          c. Benefits: During the Term, the Consultant shall not be entitled to any employee benefits (e.g., sick leave, severance or 401(k) participation) from the Company. However, the Company will reimburse Consultant One Thousand Two Hundred and Fifty ($1,250.00) Dollars per month for health insurance provided to Orr.

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5.  INDEPENDENT  CONTRACTOR:  During  the  Term,  the  Consultant  shall  be  an independent contractor and not an employee of the Company or NYMI and may render similar services to other clients provided said services do not conflict with
the  Company's  business  interests.   Accordingly,   the  Consultant  shall  be
responsible for payment of all taxes for remuneration received under this Agreement, including Federal and State income tax, Social Security tax, Unemployment Insurance tax, and any other taxes or business license fees as required.

6. THIS SECTION HAS BEEN INTENTIONALLY DELETED.

7. VOLUNTARY TERMINATION: The Consultant may voluntarily terminate its consultancy for any reason upon providing the Company with 30 days' prior written notice. In the event Consultant voluntarily terminates its consultancy with the Company, the Consultant shall be entitled to no compensation from the Company other than in respect of (x) any monthly installment of consulting fees earned but not yet paid as of the effective date of his termination and (y) the reimbursement of his expenses in accordance with Section 4(b).

8. TERMINATION BY THE COMPANY: The Consultant's consultancy may be terminated by the Company in the event of the death or disability of Kenneth A. Orr or for cause (as defined below). Upon any termination under this Section 8, the Consultant shall be entitled to no compensation from the Company other than in respect of (x) any monthly installment of consulting fees earned but not yet paid as of the effective date of his termination and (y) the reimbursement of Consultant's expenses in accordance with Section 4(b) above. For purposes of this Agreement, "disability" means Orr's inability to perform services on behalf of the Consultant for any consecutive 120-day period as a result of a physical and/or mental impairment.

     For purposes of this Consulting Agreement, the term "for cause" means a termination of the Consultant's consultancy by the Company for any of the following reasons: (i) the Consultant's willful and continued refusal to perform any duty reasonably assigned to him in accordance with the provisions of this Agreement; (ii) any breach of this Agreement by the Consultant, which if curable, is not cured within 10 days following written notice from the Company to the Consultant of such breach; (iii) the Company's inability to have consummated one or more financings by October 17, 2003 in amounts sufficient to enable the Company to satisfy in full the "Payment Events" (as that term is defined in that certain Closing Agreement, dated of even date herewith, by and among the Company, Redwood Investments Associates, L.P., Lifetime Healthcare Services, Inc., Dr. Jonathan Landow, Tracy Landow, the Rubin Irrevocable Stock Trust and Robert M. Rubin (the "Closing Agreement"), (iv) the Consultant's or Orr's conviction (including any plea of guilty or nolo contendere) for any criminal act which impairs the Consultant's or Orr's ability to perform its duties under this Agreement; or (v) Kenneth Orr becoming an officer, director, employee or agent of any corporation, person, firm or entity, which in the reasonable determination of a majority of the full membership of the Company's Board of Directors results in, or is likely to result in, a conflict of interest with the Consultant's position as a Consultant to the Company.

9. NON-SOLICITATION: During the period from the Effective Date through the end of the Term and for a twelve month period thereafter, the Consultant will not, directly or indirectly, recruit, induce or otherwise attempt to persuade any person who is now, or who subsequently becomes an employee, sales representative or consultant of the Company to terminate his, her or its relationship with the Company.

10. CONFIDENTIALITY: The Consultant shall not, commencing on the Effective Date and at all times thereafter, directly or indirectly communicate or divulge to, or use for the Consultant's own benefit or for the benefit of any other person, or entity, any of the trade secrets, proprietary data and confidential information of the Company, NYMI or any other direct or indirect subsidiary of the Company (including, without limitation, nonpublic information pertaining to or derived from (i) meetings or deliberations of the Company's or NYMI's Board of Directors (or any committee thereof) and (ii) discussions with any officer or employee or former officer or employee of the Company or any of its direct or indirect subsidiaries, member or former member of the Board of Directors of the Company or any of its direct or indirect subsidiaries, or any current of former agent or attorney of the Company or any of its direct or indirect subsidiaries, communicated to or otherwise learned or acquired by the Consultant in the course of his service hereunder or in the course of his service hereunder.

11. DISPUTE RESOLUTION:

In the event of any dispute or claim relating to or arising out of the interpretation or application of this Agreement, such dispute or claim shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Manhattan, New York. The Consultant and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried by a judge or jury. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information or (ii) the Consultant's actual or alleged breach of Sections 9 and 10 above.

12. SEVERABILITY: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

13. ASSIGNMENT: This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise.

14. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between Consultant and the Company regarding the terms and conditions hereof, and supersedes all prior negotiations, representations or agreements between
Consultant and the Company regarding the Consultant's consultancy, whether written or oral, including, without limitation that certain Marketing Agreement, dated March 27, 2003 between Lifetime and the Consultant (designated therein as the "Marketer").

15. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Consultant and an authorized officer of the Company.

16. INTERPRETATION: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

17. GOVERNING LAW: This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York without reference to the conflict of laws principles thereof or of any other jurisdiction.

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



IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


AMERICAN UNITED GLOBAL, INC.


By:    /s/ Robert M. Rubin
      --------------------------
      Robert M. Rubin, President


DOCTORS CHOICE, INC.


By:   /s/ Kenneth Orr
     --------------------------
      Kenneth Orr, President